                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 Hybridon, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                 HYBRIDON, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Hybridon, Inc., a Delaware corporation (the "Company"), will be held on Monday, May 19, 1997 at 2:00 p.m. at the Company, 620 Memorial Drive, Cambridge, Massachusetts (the "Meeting") for the purpose of considering and voting upon the following matters:

     1.  To elect four Class II Directors for the ensuing three years;

     2. To approve the adoption of the Hybridon, Inc. 1997 Stock Incentive Plan, as more fully described in the accompanying Proxy Statement;

     3. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the current year; and

     4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

     The Board of Directors has fixed the close of business on Friday, April 4, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                            By order of the Board of Directors,

                                            ANTHONY J. PAYNE, Secretary

April 21, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                 HYBRIDON, INC.
                               620 MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02139

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hybridon, Inc. (the "Company") at the Annual Meeting of Stockholders to be held on Monday, May 19, 1997 at 2:00 p.m. at the Company, 620 Memorial Drive, Cambridge, Massachusetts and at any adjournments thereof (the "Meeting").

     All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a Proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and vote in person.

     On April 4, 1997, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 25,246,002 shares of Common Stock of the Company, $.001 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

     THE NOTICE OF MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1996 ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 21, 1997. THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY, ATTENTION OF DOUGLAS J. JENSEN, VICE PRESIDENT OF CORPORATE ADMINISTRATION AND DEVELOPMENT, 620 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS 02139. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of February 28, 1997 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the directors and director nominees of the Company,
(iii) the Chief Executive Officer and the other executive officers listed in the Summary Compensation Table below (the "Named Executive Officers"), and (iv) the directors and executive officers of the Company as a group.

                                                                            AMOUNT AND NATURE
                                                                              OF BENEFICIAL
                                                                              OWNERSHIP(1)
                                                                        -------------------------
                                                                        NUMBER OF      PERCENT OF
                 NAME AND ADDRESS OF BENEFICIAL OWNER                    SHARES          CLASS
----------------------------------------------------------------------  ---------      ----------
5% STOCKHOLDERS
Yahia M.A. Bin Laden..................................................  2,568,750(2)       9.94%
  2, rue Charles Bonnet
  1206 Geneva, Switzerland
Morgan Grenfell International Funds Management Limited................  2,441,026(3)       9.70%
  c/o The Royal Bank of Scotland PLC
  London, England
Nicris Limited........................................................  2,066,667(4)       8.05%
  2, rue Charles Bonnet
  1206 Geneva, Switzerland
HTI Investments, N.V..................................................  1,833,335(5)       7.25%
  c/o Healthcare Technologies International, Ltd.
  P.O. Box 42124
  Jeddah, 21541
  Saudi Arabia
Youssef El-Zein.......................................................  1,488,945(6)       5.60%
  c/o Pillar S.A
  28, Avenue de Messine
  75008 Paris, France
F. Hoffmann-La Roche Ltd..............................................  1,370,114(7)       5.33%
  Postfach
  CH 4002 Basel
  Switzerland
OTHER DIRECTORS

Nasser Menhall........................................................  1,315,175(8)       4.99%
E. Andrews Grinstead, III.............................................  1,110,460(9)       4.26%
Mohamed A. El-Khereiji................................................    894,666(10)      3.49%
Paul C. Zamecnik......................................................    500,100(11)      1.98%
Sudhir Agrawal........................................................    443,800(12)      1.74%
James B. Wyngaarden...................................................     55,000(13)         *
Jerry A. Weisbach.....................................................     35,000(14)         *
J. Robert Buchanan....................................................     20,000(15)         *
OTHER EXECUTIVE OFFICERS

Anthony J. Payne......................................................    361,116(16)      1.42%
Paul J. Schechter.....................................................    106,000(17)         *
All directors and executive officers as a group (10 persons)..........  5,655,014(18)     19.37%

---------------

  * Less than 1%

 (1) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 28, 1997 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

 (2) Includes (a) 164,583 shares issuable upon the exercise of warrants held by Mr. Bin Laden, (b) 1,550,000 shares held by Nicris Limited ("Nicris"), and
     (c) 516,667 shares issuable upon the exercise of warrants held by Nicris. Mr. Bin Laden, a controlling stockholder of Nicris, may be considered a beneficial owner of the shares beneficially owned by such entity.

 (3) Share ownership based on Schedule 13D filed with the Commission on September 6, 1996.

 (4) Includes 516,667 shares issuable upon the exercise of warrants held by Nicris.

 (5) Includes 125,000 shares issuable upon the exercise of warrants held by HTI Investments, N.V.

 (6) Includes (a) 780,697 shares issuable upon the exercise of warrants held by Mr. El-Zein, (b) 284,416 shares issuable upon the exercise of warrants held by Pillar Limited, (c) 64,000 shares held by Pillar Investment, (d) 1,832 shares issuable upon the exercise of warrants held by Pillar Investment, and (e) 325,000 shares issuable upon the exercise of warrants held by Pillar S.A. Also includes 25,000 shares subject to outstanding stock options held by Mr. El-Zein which are exercisable within the 60-day period following February 28, 1997. Mr. El-Zein, an affiliate of Pillar Investment, Pillar Limited and Pillar S.A., may be considered a beneficial owner of the shares beneficially owned by such entities.

 (7) Includes 551,724 shares issuable upon the exercise of a warrant.

 (8) Includes (a) 565,956 shares issuable upon the exercise of warrants held by Mr. Menhall, (b) 284,416 shares issuable upon the exercise of warrants held by Pillar Limited, (c) 64,000 shares held by Pillar Investment, (d) 1,832 shares issuable upon the exercise of warrants held by Pillar Investment,
     (e) 38,521 shares held by Biomedical Associates, (f) 10,450 shares issuable upon the exercise of warrants held by Biomedical Associates, and (g) 325,000 shares issuable upon the exercise of warrants held by Pillar S.A. Also includes 25,000 shares subject to outstanding stock options held by Mr. Menhall which are exercisable within the 60-day period following February 28, 1997. Mr. Menhall, an affiliate of Pillar Limited, Pillar Investment, Biomedical Associates and Pillar S.A., may be considered a beneficial owner of the shares beneficially owned by such entities.

 (9) Includes 892,564 shares subject to outstanding stock options which are exercisable within the 60-day period following February 28, 1997.

(10) Includes (a) 420,300 shares issuable upon the exercise of warrants held by Mr. El-Khereiji and (b) 20,000 shares subject to outstanding stock options held by Mr. El-Khereiji which are exercisable within the 60-day period following February 28, 1997. Also includes 454,366 shares beneficially owned by Solter Corporation. Mr. El-Khereiji, an affiliate of Solter Corporation, may be considered a beneficial owner of the shares beneficially owned by such entity.

(11) Includes 85,000 shares subject to outstanding stock options which are exercisable within the 60-day period following February 28, 1997.

(12) Includes 370,000 shares subject to outstanding stock options which are exercisable within the 60-day period following February 28, 1997.

(13) Includes 3,000 shares held by Dr. Wyngaarden's children and 35,000 shares subject to outstanding stock options which are exercisable within the 60-day period following February 28, 1997.

(14) Consists of 35,000 shares subject to outstanding stock options which are exercisable within the 60-day period following February 28, 1997.

(15) Consists of 20,000 shares subject to outstanding stock options which are exercisable within the 60-day period following February 28, 1997.

(16) Includes 321,642 shares subject to outstanding stock options which are exercisable within the 60-day period following February 28, 1997.

(17) Consists of 106,000 shares subject to outstanding stock options which are exercisable within the 60-day period following February 28, 1997. Dr. Schechter's employment with the Company terminated as of February 28, 1997.

(18) Includes an aggregate of 2,388,651 shares issuable upon the exercise of outstanding warrants exercisable within the 60-day period following February 28, 1997 and an aggregate of 1,935,206 shares issuable upon the exercise of outstanding stock options exercisable within the 60-day period following February 28, 1997. Does not include 577,479 shares issuable upon the exercise of outstanding stock options not exercisable within the 60-day period following February 28, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by such person with respect to the Company.

     Based solely on its review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such person, the Company believes that, during 1996, all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of the Exchange Act, other than (i) filings of Forms 4 by Pillar Investment Limited and Messrs. El-Khereiji, El-Zein and Menhall with respect to warrant transfer transactions and (ii) a filing of a Form 5 by Dr. Wyngaarden with respect to a stock option grant, which filings were not made on a timely basis.

VOTES REQUIRED

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

     The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required for the approval of the adoption of the Hybridon, Inc. 1997 Stock Incentive Plan (the "1997 Plan") and the ratification of the selection of the Company's independent auditors.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I Directors, four Class II Directors, and three Class III Directors. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. The Class I Directors were elected at the 1996 Annual Meeting for a three-year term expiring at the 1999 Annual Meeting of Stockholders; and the Class III Directors will be elected at the 1998 Annual Meeting of Stockholders for a three-year term expiring at the 2001 Annual Meeting of Stockholders.

     The persons named in the enclosed proxy will vote to elect, as Class II Directors, Mohamed A. El-Khereiji, Jerry A. Weisbach, James B. Wyngaarden and Paul C. Zamecnik, the four director nominees named below, unless the proxy is marked otherwise. Mr. El-Khereiji and Drs. Weisbach, Wyngaarden and Zamecnik are currently directors of the Company.

     Each Class II director will be elected to hold office until the 2000 Annual Meeting of Stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

     For each member of the Board of Directors, including those who are nominees for election as Class II Directors, there follows information given by each concerning his principal occupation and business experience for the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company.

                                                             PRINCIPAL OCCUPATION, OTHER
                                         DIRECTOR          BUSINESS EXPERIENCE DURING PAST
              NAME                 AGE     SINCE         FIVE YEARS AND OTHER DIRECTORSHIPS
---------------------------------  ----  ---------  ---------------------------------------------
NOMINEES FOR TERMS EXPIRING IN 2000 (CLASS II DIRECTORS)
Mohamed A. El-Khereiji...........   43     1993     Chairman of the International Centre for
                                                    Commerce and Contracting, a contracting and
                                                    trading company, since 1979; Chairman of
                                                    Faisal Investment E.C., a leasing company,
                                                    since 1989.
Jerry A. Weisbach, Ph.D..........   63     1993     Independent consultant to biotechnology and
                                                    pharmaceutical companies since 1994; Director
                                                    of Technology Transfer and Adjunct Professor
                                                    at The Rockefeller University from 1988 to
                                                    1994; Member of the Board of Directors of
                                                    CIMA Pharmaceuticals, Inc. and Neose
                                                    Technologies, Inc.

                                                             PRINCIPAL OCCUPATION, OTHER
                                         DIRECTOR          BUSINESS EXPERIENCE DURING PAST
              NAME                 AGE     SINCE         FIVE YEARS AND OTHER DIRECTORSHIPS
---------------------------------  ----  ---------  ---------------------------------------------
James B. Wyngaarden, M.D.........   72     1990     Foreign Secretary of the National Academy of
                                                    Sciences and the Institute of Medicine of the
                                                    National Academy of Sciences from 1990 to
                                                    1994; Council member of the Human Genome
                                                    Organization from 1990 to 1993 and Director
                                                    from 1990 to 1991; Director of the National
                                                    Institutes of Health from 1982 to 1989;
                                                    Member of the Board of Directors of Human
                                                    Genome Sciences, Inc.; Elected Vice Chairman
                                                    of the Board of Directors of the Company in
                                                    February 1997.
Paul C. Zamecnik, M.D............   84     1990     Principal Scientist at the Worcester
                                                    Foundation for Biomedical Research, Inc. (the
                                                    "Worcester Foundation") and Collis P.
                                                    Huntington Professor of Oncologic Medicine
                                                    Emeritus at the Harvard Medical School since
                                                    1979.

DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS I DIRECTORS)
J. Robert Buchanan, M.D..........   68     1993     General Director of the Massachusetts General
                                                    Hospital and Professor of Medicine at Harvard
                                                    Medical School from 1982 to 1994; Member of
                                                    the Board of Directors of i-STAT Corporation.
Nasser Menhall...................   40     1992     Member of the Board of Directors and Chief
                                                    Executive Officer of the Wellcare Group, a
                                                    teleradiology company, since 1993; President
                                                    of Pillar Limited, a private investment and
                                                    management consulting firm, since 1990;
                                                    President of Biomedical Associates, a private
                                                    investment firm, since 1990.

DIRECTORS WHOSE TERMS EXPIRE IN 1998 (CLASS III DIRECTORS)
Sudhir Agrawal, D.Phil...........   43     1993     Senior Vice President of Discovery of the
                                                    Company since March 1994; Chief Scientific
                                                    Officer of the Company since January 1993;
                                                    Vice President of Discovery of the Company
                                                    from December 1991 to January 1993; Principal
                                                    Research Scientist of the Company from
                                                    February 1990 to January 1993.
Youssef El-Zein..................   48     1992     Executive Officer of Pillar S.A., a private
                                                    investment and management consulting firm,
                                                    since 1991; Chairman of the Wellcare Group
                                                    since 1993; Member of the Board of Directors
                                                    of Pillar Investment Limited, a private
                                                    investment and management consulting firm,
                                                    since 1991; Elected Vice Chairman of the
                                                    Board of Directors of the Company in February
                                                    1997.
E. Andrews Grinstead, III........   51     1991     Chairman of the Board and Chief Executive
                                                    Officer of the Company since 1991; President
                                                    of the Company since 1993; Member of the
                                                    Board of Directors of EcoScience Corporation,
                                                    Pharmos Corporation and Meridian Medical
                                                    Technologies.

     For information relating to shares of Common Stock owned by each of the directors, see "Security Ownership of Certain Beneficial Owners and Management."

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met 12 times (including by telephone conference and by written consent) during 1996. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

     The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans. The Compensation Committee held four meetings during 1996. The current members of the Compensation Committee are Drs. Buchanan and Weisbach and Mr. El-Zein.

     The Board of Directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee held one meeting during 1996. The members of the Audit Committee are Mr. Menhall and Dr. Wyngaarden.

     The Company has no nominating committee of the Board of Directors.

DIRECTOR COMPENSATION

     Each non-employee director is paid $1,500 for personal or telephonic attendance at a Board or committee meeting. Other directors are not entitled to compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board and committee meetings. In addition, Drs. Weisbach, Wyngaarden and Zamecnik received compensation in the amounts of $29,000, $43,250 and $58,000, respectively, in 1996 in connection with the provision of certain consulting services to the Company and for serving on the Company's Scientific and/or Clinical Advisory Boards. The Company also is a party to various consulting, advisory and other arrangements with affiliates of Messrs. El-Khereiji, El-Zein and Menhall. For a description of the foregoing arrangements with the Company and certain other transactions between the Company and affiliates of certain directors, see "Certain Transactions."

     In October 1995, the Company adopted the 1995 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, options to purchase 5,000 shares of Common Stock were granted to each director of the Company other than Mr. Grinstead and Dr. Agrawal as of January 30, 1996 at an exercise price of $13.125 per share. The Director Plan also provides that options to purchase 5,000 shares of Common Stock will be granted to each new director upon his or her initial election to the Board of Directors. Annual options to purchase 5,000 shares of Common Stock will be granted to each eligible director on May 1 of each year commencing in 1997. All options will vest on the first anniversary of the date of grant (or, in the case of annual options, on April 30 of each year with respect to options granted in the previous year); provided, that the exercisability of these options will be accelerated upon the occurrence of a change in control (as defined in the Director Plan). A total of 250,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. The exercise price of options granted under the Director Plan will equal the closing price of the Common Stock on the date of grant. As of February 28, 1997, options to purchase an aggregate of 35,000 shares of Common Stock were outstanding under the Director Plan.

     Non-employee directors also have received options to purchase Common Stock of the Company under the Company's 1990 Stock Option Plan (the "1990 Plan") and the Company's 1995 Stock Option Plan (the "1995 Plan"). On November 21, 1996, the Company granted under the 1995 Plan options to purchase 10,000 shares of Common Stock to each of Messrs. El-Zein, El-Khereiji and Menhall and to Dr. Buchanan and options to purchase 15,000 shares to each of Drs. Weisbach, Wyngaarden and Zamecnik. Such options were granted at an exercise price of $7.25 per share and will become exercisable in full on May 21, 1997. On January 21, 1997, the Company granted to Dr. Weisbach options under the 1995 Plan to purchase an additional 10,000 shares of Common Stock at an exercise price of $7.50 per share. Such options will become exercisable in full on July 21, 1997.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table

     The following table sets forth the compensation for the fiscal years ended December31, 1996 ("fiscal 1996") and December 31, 1995 for the Company's Chief Executive Officer and its three most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 in fiscal 1996 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                 ANNUAL COMPENSATION               AWARDS
                                       ---------------------------------------  ------------
                                                                     OTHER       SECURITIES
                                                                     ANNUAL      UNDERLYING    ALL OTHER
 NAME AND PRINCIPAL POSITION            SALARY         BONUS      COMPENSATION    OPTIONS     COMPENSATION
------------------------------         --------       --------    ------------  ------------  ------------
E. Andrews Grinstead, III..... 1996    $375,000       $225,000      $ 82,386(1)    250,000      $ 43,527(2)(3)
  Chairman of the Board,       1995    $270,000       $235,000      $ 19,655(4)    599,230      $118,332(5)(10)
  President and Chief
  Executive Officer
Anthony J. Payne.............. 1996    $243,750       $107,000      $ 45,616(1)    125,000      $ 14,853(2)(3)
  Senior Vice President of     1995    $175,000       $137,500      $ 30,469(4)    215,808      $ 45,250(5)(10)
  Finance and Administration,
  Chief Financial Officer,
  Treasurer and Secretary
Sudhir Agrawal, D. Phil....... 1996    $250,000       $100,000             0       125,000      $ 28,676(6)(3)
  Senior Vice President of     1995    $178,250       $114,125             0       150,000      $ 38,523(7)(10)
  Discovery, Chief Scientific
  Officer and Director
Paul J. Schechter, M.D.,       1996    $243,750       $112,500             0        65,000      $ 13,494(6)(3)
  Ph.D........................
  Former Senior Vice President 1995    $175,000       $137,500(8)   $ 23,396(9)     40,000      $ 23,441(7)(10)
  of Drug Development(11)

---------------

 (1) Includes $76,017 and $36,938 paid by the Company to Messrs. Grinstead and Payne, respectively, in lieu of employee benefits in 1997.

 (2) Includes $11,364 and $3,134 paid by the Company to Messrs. Grinstead and Payne, respectively, during 1996 with respect to life insurance for the benefit of the Named Executive Officer.

 (3) Includes $32,163, $11,719, $24,399 and $9,645 paid to Mr. Grinstead, Mr.
     Payne, Dr. Agrawal and Dr. Schechter, respectively, in consideration of the surrender of accrued but unused vacation days during 1996.

 (4) Includes $12,510 and $23,594 paid by the Company to Messrs. Grinstead and Payne, respectively, in lieu of employee benefits in 1996.

 (5) Includes $34,345 and $4,531 paid by the Company to Messrs. Grinstead and Payne, respectively, during 1995 with respect to life insurance for the benefit of the Named Executive Officer.

 (6) Includes $4,277 and $3,849 contributed by the Company on behalf of Drs. Agrawal and Schechter, respectively, pursuant to the Company's 401(k) Plan in 1996.

 (7) Includes $4,500 and $4,091 contributed by the Company on behalf of Drs. Agrawal and Schechter, respectively, pursuant to the Company's 401(k) Plan in 1995.

 (8) Includes $112,500 paid as a bonus for services rendered in 1995 and $25,000 of the $50,000 bonus that Dr. Schechter received upon joining the Company, which $25,000 portion vested in 1995.

 (9) Represents tax adjustments and relocation reimbursements paid to the Named Executive Officer in 1995.

(10) Includes $83,987, $40,719, $34,023 and $19,350 paid to Mr. Grinstead, Mr.
     Payne, Dr. Agrawal and Dr. Schechter, respectively, in consideration of the surrender of accrued but unused vacation days during the period from the commencement of such Named Executive Officer's employment with the Company through December 31, 1995.

(11) Dr. Schechter's employment with the Company terminated as of February 28, 1997.

  Employment Agreements

     The Company is a party to an employment agreement with Mr. Grinstead for the period commencing July 1, 1996 and ending June 30, 2001. Under this agreement, Mr. Grinstead is currently entitled to receive an annual base salary of $375,000. Mr. Grinstead also is eligible to receive (i) a cash bonus each year related to the attainment of management objectives specified by the Board of Directors and (ii) additional payments of $16,000 in 1997 and 1998. In the event Mr. Grinstead's employment is terminated by the Company without cause (as defined) or by him for good cause (as defined), the Company will pay Mr. Grinstead during the 24-month period following his termination a monthly amount equal to one-twelfth of the sum of Mr. Grinstead's annual base salary as of the date of termination and the average bonus paid to him during the three years preceding his termination (the "Average Bonus Amount"). The Company also will continue Mr. Grinstead's benefits for such period, subject to earlier termination under certain circumstances. If his employment is terminated by the Company for failure to perform his assigned duties, he will continue to receive his annual base salary and benefits during the six-month period following such termination. Notwithstanding the foregoing, in the event that Mr. Grinstead's employment is terminated for any of the above reasons within 12 months following a Change in Control (as defined) of the Company, Mr. Grinstead will be entitled to receive, in lieu of the payments described above, a lump sum payment equal to 300% of the sum of his annual base salary and his Average Bonus Amount.

     In accordance with the terms of Mr. Grinstead's previous employment agreement, the Company loaned $190,000 to Mr. Grinstead in December 1992 pursuant to the terms of a promissory note bearing simple interest at a rate of 6% per year, which originally provided for the payment of principal and all accrued interest on the earlier of December 23, 1995 or the expiration or termination of Mr. Grinstead's employment by the Company, but is currently payable on demand. Such loan remained outstanding as of February 28, 1997, at which date the total unpaid balance of principal and interest was $235,850.

     The Company is a party to an employment agreement with Mr. Payne for the period commencing July 1, 1996 and ending June 30, 2000. Under this agreement, Mr. Payne is currently entitled to receive an annual base salary of $243,750. Mr. Payne also is eligible to receive a cash bonus each year related to the attainment of management objectives specified by the Chief Executive Officer and the Board of Directors. In the event Mr. Payne's employment is terminated by the Company without cause (as defined) or by him for good cause (as defined), the Company will pay Mr. Payne during the 24-month period following his termination a monthly amount equal to one-twelfth of the sum of Mr. Payne's annual base salary as of the date of termination and the average bonus paid to him during the three years preceding his termination (the "Average Bonus Amount"). The Company will also continue Mr. Payne's benefits for such period, subject to earlier termination under certain circumstances. If his employment is terminated by the Company for failure to perform his assigned duties, he will continue to receive his annual base salary and benefits during the six-month period following such termination. Notwithstanding the foregoing, in the event that Mr. Payne's employment is terminated for any of the above reasons within 12 months following a Change in Control (as defined) of the Company, Mr. Payne will be entitled to receive, in lieu of the payments described above, a lump sum payment equal to 300% of the sum of his annual base salary and his Average Bonus Amount.

     In accordance with the terms of his previous employment agreement, the Company loaned $50,000 to Mr. Payne in February 1992 pursuant to the terms of a promissory note bearing simple interest at a rate of 6% per year. The promissory note originally provided for the payment of principal and all accrued interest on February 6, 1995, and is currently payable on demand. Such loan remained outstanding as of February 28, 1997, at which date the total unpaid balance of principal and interest was $64,867.

     The Company is a party to an employment agreement with Dr. Agrawal for the period commencing July 1, 1996 and ending June 30, 2000. Under this agreement, Dr. Agrawal serves as Senior Vice President of Discovery and Chief Scientific Officer of the Company and is currently entitled to receive an annual base salary of $250,000. Dr. Agrawal is eligible to receive a cash bonus each year related to the attainment of management objectives specified by the Chief Executive Officer and the Board of Directors. In the event Dr. Agrawal's employment is terminated by the Company without cause (as defined) or by him for good cause (as defined), the Company will pay Dr. Agrawal during the 24-month period following his termination a monthly amount equal to one-twelfth of the sum of Dr. Agrawal's annual base salary as of the date of termination and the average bonus paid to him during the three years preceding his termination (the "Average Bonus Amount"). The Company will also continue Dr. Agrawal's benefits for such period, subject to earlier termination under certain circumstances. If his employment is terminated by the Company for failure to perform his assigned duties, he will continue to receive his annual base salary and benefits during the six-month period following such termination. Notwithstanding the foregoing, in the event that Dr. Agrawal's employment is terminated for any of the above reasons within 12 months following a Change in Control (as defined) of the Company, Dr. Agrawal will be entitled to receive, in lieu of the payments described above, a lump sum payment equal to 300% of the sum of his annual base salary and his Average Bonus Amount. Under the terms of this employment agreement, Dr. Agrawal is permitted to maintain his Visiting Scholar status and privileges with the Worcester Foundation.

     The employment agreements entered into between the Company and each of Messrs. Grinstead and Payne and Dr. Agrawal also provide that all stock options held by any of the Named Executive Officers (including existing options and options to be granted in the future) shall include terms providing (i) that in the event that such Named Executive Officer's employment is terminated by the Company without cause or by him for good cause the exercisability of such stock options will be accelerated by two years and such stock options will be exercisable for a two-year period following termination and (ii) that in the event of certain changes in control of the Company, its liquidation or the sale of all or substantially all of its assets, all such stock options not then exercisable will vest and become immediately exercisable. The Company is also a party to registration rights agreements with each of Mr. Grinstead and Mr. Payne that provide that in the event the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act"), at any time, with certain exceptions, the employee shall be entitled to include the shares of Common Stock held by him in such registration, subject to the right of the managing underwriter of any underwritten offering to exclude from such registration for marketing reasons some or all of such shares. The Company also is a party to indemnification agreements with each of Mr. Grinstead and Mr. Payne pursuant to which the Company has agreed to indemnify the employee for certain liabilities, including liabilities arising under the Securities Act.

     Dr. Schechter's employment with the Company terminated as of February 28, 1997. The Company is a party to an agreement with Dr. Schechter regarding the termination of his employment. Pursuant to this agreement, options to purchase an aggregate of 176,550 shares of Common Stock were amended to provide for the acceleration by two years of the exercisability of such options and to extend the period during which such options may be exercised until the second anniversary of the termination of Dr. Schechter's employment. In addition, under this agreement, the Company agreed to pay Dr. Schechter during the 24-month period following his termination a monthly amount equal to one-twelfth of the sum of Dr. Schechter's annual base salary as of February 28, 1997 and the average bonus paid to him during the three years preceding his termination. The Company has also agreed to continue Dr. Schechter's benefits for such period, subject to earlier termination under certain circumstances.

     Stock options to purchase an aggregate of 1,409,206 shares of Common Stock granted to the Named Executive Officers pursuant to the 1990 Plan provide that, upon a change in control (as defined in the 1990 Plan), all options granted thereunder will become fully exercisable. In addition, pursuant to the terms of the employment agreements entered into between the Company and each of the Named Executive Officers described above (i) in April 1997, stock options to purchase an aggregate of 728,479 shares of Common Stock granted to the Named Executive Officers under the Company's 1995 Plan were amended to provide that such options will become fully exercisable upon a change in control of the Company, and (ii) all stock options granted to the Named Executive Officers after March 1, 1997 will provide that such options will become fully exercisable upon a change of control of the Company.

  Option Grants Table

     The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                                -------------------------                  POTENTIAL REALIZABLE
                                                  PERCENTAGE                                 VALUE AT ASSUMED
                                                   OF TOTAL                                ANNUAL RATES OF STOCK
                                 NUMBER OF         OPTIONS       EXERCISE                 PRICE APPRECIATION FOR
                                SECURITIES         GRANTED        PRICE                       OPTIONS TERM(2)
                                UNDERLYING       TO EMPLOYEES      PER      EXPIRATION   -------------------------
                              OPTIONS GRANTED   IN FISCAL YEAR    SHARE      DATE(1)         5%            10%
                              ---------------   --------------   --------   ----------   ----------     ----------
E. Andrews Grinstead, III..      100,000(3)          4.8%        $11.57      2/22/06    $  749,000     $1,975,000
                                 150,000(4)          7.3          11.57      2/22/06     1,123,500      2,962,500
Anthony J. Payne...........       25,000(3)          1.2          11.57      2/22/06       187,250        493,750
                                 100,000(4)          4.8          11.57      2/22/06       749,000      1,975,000
Sudhir Agrawal.............       25,000(4)          1.2          11.57      2/22/06       187,250        493,750
                                 100,000(4)          4.8          11.57      2/22/06       749,000      1,975,000
Paul J. Schechter..........       25,000(4)          1.2          11.57      2/22/06       187,250        493,750
                                  40,000(4)          1.9          11.57      2/22/06       299,600        790,000

---------------

(1) The expiration date of an option is the tenth anniversary of the date on which the option was originally granted.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

(3) These stock options are immediately exercisable.

(4) These stock options are immediately exercisable with respect to 20% of the shares covered thereby and will become exercisable with respect to the remaining 80% of the shares covered thereby in four equal annual installments in arrears commencing on February 22, 1997.

  Aggregated Option Exercises and Year-End Option Table

     The following table sets forth certain information concerning each exercise of a stock option during fiscal 1996 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1996:

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                             NUMBER OF              VALUE OF
                                                              SHARES               UNEXERCISED
                                                            UNDERLYING            IN THE MONEY
                                                            OPTIONS AT          OPTIONS AT FISCAL
                                                          FISCAL YEAR-END          YEAR-END(1)
                                                          --------------           -----------
                                                           EXERCISABLE/           EXERCISABLE/
                                                           UNEXERCISABLE          UNEXERCISABLE
                                                          ---------------       -----------------
E. Andrews Grinstead, III...............................  862,564/120,000        $     116,667/--
Anthony J. Payne........................................  294,142/102,500               82,605/--
Sudhir Agrawal..........................................  350,000/ 80,000              530,625/--
Paul J. Schechter(2)....................................   88,000/ 77,000           39,375/13,125

---------------

(1) The closing price for the Common Stock as reported by The Nasdaq National Market on December 31, 1996 (the last day of trading) in 1996 was $5.875. Value is calculated on the basis of the difference between the option exercise price and $5.875, multiplied by the number of shares of Common Stock underlying the option.

(2) Dr. Schechter's employment with the Company terminated as of February 28, 1997.

     Since January 1, 1997, the Company has granted options to purchase an aggregate of 1,202,525 shares of Common Stock at a weighted average exercise price of $6.10 per share, of which options to purchase 281,532 shares, 130,331 shares, 135,066 shares and 11,550 shares, at weighted average exercise prices per share of $6.07, $6.06, $6.07 and $6.25, were granted to Mr. Grinstead, Mr. Payne, Dr. Agrawal and Dr. Schechter, respectively. Of the options granted to Mr. Grinstead, Mr. Payne and Dr. Agrawal, options to purchase 16,806 shares, 6,316 shares, and 7,263 shares, respectively, will become exercisable on August 19, 1998, options to purchase 67,226 shares, 25,265 shares and 29,053 shares, respectively, will become exercisable in four equal annual installments in arrears commencing on February 19, 1998, and options to purchase 197,500 shares, 98,750 shares and 98,750 shares, respectively, will become exercisable in four equal annual installments in arrears commencing on April 9, 1998. Of the options to purchase 11,550 shares granted to Dr. Schechter, options to purchase 6,930 shares are fully exercisable and options to purchase the remainder of such shares have been cancelled.

  Report of the Compensation Committee on Executive Compensation

     The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals.

     The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. In order to ensure continuity of certain key members of management, the Compensation Committee has historically approved multi-year employment contracts for its executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of business objectives of the Company and/or the individual executive's particular area of responsibility. By linking compensation in part to achievement, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

     The compensation programs for the Company's executives established by the Compensation Committee consist of three elements based upon the foregoing objectives: base salary; annual cash bonus; and a stock-based equity incentive in the form of participation in the Company's stock option plans. In early 1996, the Compensation Committee engaged and consulted with an independent compensation consultant with respect to adjustments in the base salaries of the Company's executives for 1996 and stock option grants in 1996. Such consultant also advised the Compensation Committee as to the terms of the new multi-year employment agreements entered into with the Company's executives upon the expiration of their previous agreements.

     In establishing base salaries for the executive officers, including the Chief Executive Officer, which base salaries have been fixed in the executive officers' employment agreements, the Compensation Committee monitors salaries at other companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographic area as the Company, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. The Compensation Committee also considers the challenges involved in retaining first-rate managerial personnel in the antisense field because of the new nature of this technology. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company's financial performance and the individual's performance.

     In establishing bonuses for the executive officers, including the Chief Executive Officer, the Compensation Committee focuses on individual and corporate performance during the past year. In 1996, the Company entered into new employment agreements with the Company's executives which, among other things, provided for the elimination of certain minimum guaranteed bonuses as set forth in previous employment agreements with the Company's executives. In establishing bonuses for 1996, the Compensation Committee considered the significant accomplishments achieved by the Company in areas such as product development and enhancement of the Company's patent and licensing position, the establishment of the Hybridon Specialty Products Division and the contributions made by the Company's executive officers to achieve these accomplishments. In establishing the bonus for Mr. Grinstead for 1996, it was the Compensation Committee's judgment that Mr. Grinstead played a key leadership role with respect to the Company's accomplishments in 1996.

     The Compensation Committee uses stock options as a significant element of the compensation package of the Company's executive officers, including the Chief Executive Officer, because they provide an incentive to executives to maximize stockholder value and because they reward the executives only to the extent that stockholders also benefit. It is not the policy of the Compensation Committee, however, to grant stock options to executives annually, and the timing of such grants depends upon a number of factors, including new hires of executives, the executives' current stock and option holdings and such other factors as the Compensation Committee deems relevant. In granting stock options in 1996 to the Company's executives, including Mr. Grinstead, the Compensation Committee considered a variety of factors, including the Company's accomplishments in the areas described above with respect to the establishment of bonuses. Likewise, the grant of stock options to Mr. Grinstead in 1996 was based on the Compensation Committee's judgment as to the leadership role Mr. Grinstead played with respect to these accomplishments. When granting stock options, it has generally been the policy of the Compensation Committee to fix the exercise price of such options at 100% of the fair market value of the Common Stock on the date of grant.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, the Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). Based on the compensation awarded to Mr. Grinstead and the other executive officers of the Company, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. While the Committee does not currently intend to qualify its incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                            COMPENSATION COMMITTEE

                                            J. Robert Buchanan
                                            Youssef El-Zein
                                            Jerry A. Weisbach

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Company's Compensation Committee are Drs. Buchanan and Weisbach and Mr. El-Zein. Dr. Andre L. Lamotte, who resigned as a Director of the Company on February 19, 1997, also served as a member of the Compensation Committee during fiscal 1996. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Company.

     Since January 1, 1996, the Company has entered into or engaged in certain transactions with Pillar S.A., Pillar Limited and Charles River Building Limited Partnership (the "Cambridge Landlord"), entities of which Mr. El-Zein is an affiliate, and with Medical Science Partners, L.P. ("MSP"), an entity of which Dr. Lamotte is an affiliate. See "Certain Transactions."

CERTAIN TRANSACTIONS

     Since January 1, 1996, the Company has entered into or engaged in the following transactions with the following directors, officers and stockholders who beneficially own more than 5% of the outstanding Common Stock of the Company ("5% Stockholders"), and affiliates of such directors, officers and 5% Stockholders.

  Transactions with Pillar S.A. and Certain of its Affiliates

     Since January 1, 1996, the Company has entered into or engaged in certain transactions with Pillar S.A., Pillar Limited and the Cambridge Landlord. Pillar S.A. and Pillar Limited are affiliates of Messrs. El-Zein and Menhall, two directors of the Company. The Cambridge Landlord is an affiliate of Messrs. El-Zein and Menhall and Mr. El-Khereiji, a third director of the Company. The following is a summary of these transactions.

     In 1996, the Company was a party to a consulting agreement (the "1994 Pillar Consulting Agreement") with Pillar S.A., dated as of March 1, 1994, pursuant to which Pillar S.A. provided the Company with financial advisory and managerial services in connection with the Company's overseas operations, including support services in connection with contracts and agreements. Under the terms of the 1994 Pillar Consulting Agreement, the Company is paying Pillar S.A. continuing consulting fees of $60,000 per month and $23,000 per month for overhead costs, and reimbursement of certain authorized out-of-pocket expenses. In September 1996, the Company and Pillar S.A. extended the date on which the 1994 Pillar Consulting Agreement will expire to February 28, 1998.

     Pursuant to the 1994 Pillar Consulting Agreement, the Company issued to Pillar S.A. two five-year warrants to purchase an aggregate of 200,000 shares of Common Stock of the Company. The 1994 Pillar Consulting Agreement also provides that if the Company obtains all necessary governmental and regulatory approvals for the commercial sale of an antisense drug for the treatment of AIDS and HIV infection (an "Approved AIDS and HIV Drug") in one or more of certain specified European countries prior to December 31, 1997, the Company will issue Pillar S.A. five-year warrants (the "Pillar Incentive Warrants") to purchase a number of shares of Common Stock equal to 25,000 shares for each quarter sooner than the last quarter of 1997 in which the Company has an Approved AIDS and HIV Drug in any such country. The exercise price for the Pillar Incentive Warrants will be determined pursuant to a formula set forth in the 1994 Pillar Consulting Agreement.

     On July 8, 1995, the Company entered into an additional agreement (the "Pillar Europe Agreement") with Pillar S.A. pursuant to which Pillar S.A. agreed to provide to the Company certain consulting, advisory and related services (in addition to the services to be provided pursuant to the 1994 Pillar Consulting Agreement) and serve as the Company's exclusive agent in connection with potential corporate partnerships in Europe and as a non- exclusive placement agent of the Company in connection with private placements of securities of the Company for a period of two years. On November 1, 1995, the Pillar Europe Agreement was amended to provide that (i) Pillar S.A. would cease to serve as the Company's exclusive agent in connection with potential corporate partnerships in Europe, but would continue to serve as a non-exclusive agent in such respect, (ii) Pillar S.A. would receive a retainer of $26,470 per month for the balance of the term of the Pillar Europe Agreement (April 1, 1997), (iii) the fees set forth in the Pillar Europe Agreement would only be payable to Pillar S.A. in connection with potential collaborations with any French pharmaceutical company with which the Company engaged in discussions during the 12- month period ended November 1, 1995 as a result of introductions by Pillar S.A. and (iv) any compensation payable to Pillar S.A. in connection with its services with respect to othe corporate collaborations or any placements of securities would be negotiated on a case-by-case basis and would be subject to the approval of the independent members of the Board of Directors of the Company. In consideration of such agreement, the Company agreed to pay Pillar S.A. a fee totalling $300,000.

     During the year ended December 31, 1996, the Company paid Pillar S.A. an aggregate of $1,680,000 under the 1994 Pillar Consulting Agreement and the Pillar Europe Agreement, as amended, including the payment of the $300,000 fee referred to above.

     The Company is a party to a lease (the "Cambridge Lease") with the Cambridge Landlord dated as of February 4, 1994. The Cambridge Lease covers approximately 90,000 square feet of space in Cambridge, Massachusetts, has an initial term of ten years commencing on February 1, 1997, and may be extended for three additional five-year terms at the option of the Company. The Cambridge Lease originally provided for an annual rent equal to $30 per square foot on a triple net basis for the first five years, $33 per square foot on a triple net basis for the next five years and the greater of $30 per square foot on a triple net basis or the then market value of leased property for each of the five-year renewal terms. In connection with the Company's election to acquire an interest in the Cambridge Landlord described below, the annual rent due under the Cambridge Lease was increased for the first five years of the lease term to $38 per square foot on a triple net basis and for the second five years to $42 per square foot on a triple net basis.

     On July 1, 1996, the Company elected to fund approximately $5.5 million of the costs (primarily relating to tenant improvements) of the construction of the leased premises through contributions to the capital of the Cambridge Landlord in exchange for a limited partnership interest in the Cambridge Landlord (the "Partnership Interest"). The Partnership Interest entitles the Company to an approximately 32% interest in the Cambridge Landlord. Hybridon's right to receive distributions of cash generated from operations or from any sale or refinancing of the property is subordinate to the distribution to certain other limited partners of priority amounts currently totalling approximately $6.5 million. In the case of a sale or refinancing of the property, after payment of the priorities described in the immediately preceding sentence, Hybridon is entitled to a return of its capital contribution and, thereafter, to its pro rata share of the remaining funds available for distribution. The Company also has the right, for a period of three years ending February 2000, to sell the Partnership Interest back to certain limited partners of the Cambridge Landlord for a price equal to the greater of (i) the aggregate cash contribution made by Hybridon to the Cambridge Landlord or (ii) the fair market value of the Partnership Interest at the time. The assets of these limited partners are limited to their investment in the Cambridge Landlord.

     The Company is a party to a lease (the "Paris Lease") with a third party dated March 23, 1994 for approximately 1,800 square feet of space in Paris, France. The Company's obligations under the Paris Lease have been guaranteed by Pillar S.A.

  Other Transactions

     In December 1992, the Company and F. Hoffmann-La Roche Ltd. ("Roche") entered into a collaboration involving the application of Hybridon's antisense oligonucleotide chemistry to the development of compounds for the treatment of hepatitis B, hepatitis C and human papilloma viruses. Under this collaboration, Roche funded research and development efforts relating to the collaboration and committed personnel of its own to the collaboration. In the third quarter of 1996, Roche notified the Company that it had selected an antisense oligonucleotide directed at human papilloma virus as a lead compound for further development, and in the fourth quarter of 1996, made a milestone payment to the Company in connection with such designation. At such time, Roche also notified the Company that Roche had elected not to continue the hepatitis B program under the research and development collaboration. As a result, in light of the selection by Roche of lead compounds directed at hepatitis C and human papilloma virus for further development and its determination to discontinue the hepatitis B program, Roche notified the Company that Roche was exercising its option to terminate the research phase of the collaboration as of March 31, 1997. All rights relating to the hepatitis B program have reverted to the Company.

     The Company has licensed to Roche any products resulting from the collaboration on a royalty-bearing, worldwide exclusive basis. Subject to compliance with certain production cost requirements, Roche is required to purchase from Hybridon, and Hybridon is required to supply to Roche, Roche's requirements of products at specified transfer prices. During the year ended December 31, 1996, Roche paid the Company an aggregate of $1,035,000 under the collaboration.

     In October 1995, Hybridon entered into a letter of intent with Symbiotech, Inc., a development stage biotechnology company of which MSP is the principal stockholder and Dr. Lamotte is President and a director ("Symbiotech"), to form a new company for the development of quantitative in vitro diagnostic, detection and biological amplification products using certain of the Company's antisense oligonucleotides and Symbiotech's phage technology. The letter of intent provides, among other things, for each of Hybridon and Symbiotech to grant the new company exclusive worldwide royalty-free licenses of certain of their respective technologies for the development of these products. The letter of intent also has been signed by Pillar S.A. and MSP. Pillar S.A. and MSP have indicated an intention initially to invest a total of $250,000 in the new company. It is anticipated that each of Hybridon and Symbiotech initially will own approximately one-third of the equity in the new company, with the balance held by MSP, Pillar S.A. and certain key employees or consultants, including certain officers and directors of the Company. The majority of the capital stock of Symbiotech is owned by MSP. Because a definitive agreement relating to this transaction has not yet been executed by the parties, it is possible that the final terms of this arrangement may differ from those summarized above, possibly materially, or that this transaction will not be consummated.

     Certain persons and entities (the "Rightsholders"), including Dr. Zamecnik, MSP, Medical Science Partners II, L.P. ("MSP II"), Medical Science II Co-Investment L.P. ("Medical Science Co-Investment"), Pillar S.A., Pillar Limited, Roche, HTI, Mr. Bin Laden and Nicris, are entitled to certain rights with respect to the registration under the Securities Act of certain shares of the Company's Common Stock (the "Registrable Shares"), including shares of Common Stock that may be acquired pursuant to the exercise of options or warrants, under the terms of agreements among the Company and the Rightsholders (the "Registration Agreements"). MSP II and Medical Science Co-Investment are entities of which Mr. Lamotte is an affiliate. The Registration Agreements generally provide that in the event the Company proposes to register any of its securities under the Securities Act at any time, with certain exceptions, the Rightsholders shall be entitled to include Registrable Shares in such registration, subject to certain conditions and limitations. Certain Rightsholders, including MSP, MSP II, Medical Science Co-Investment, Pillar S.A., Pillar Limited, Roche, HTI, Mr. Bin Laden and Nicris, but excluding, among others, Dr. Zamecnik, have the additional right under certain Registration Agreements to require the Company to prepare and file registration statements under the Securities Act, if such Rightsholders holding specified percentages of the Registrable Shares so request, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

     For a description of certain employment and other arrangements between the Company and its executive officers, see "Compensation of Executive Officers" above. For a description of stock options granted to certain directors of the Company, see "Director Compensation" above.

     The Company believes that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graph below compares the cumulative stockholder return on the Company's Common Stock for the period from January 25, 1996 (the effective date of the initial public offering of the Company's Common Stock) through December 31, 1996 with the cumulative total return on (i) the Nasdaq Market Index and (ii) a peer group index (the "SIC Code Index") selected by the Company which is comprised of the 87 publicly traded companies, including the Company, that are currently grouped under the Standard Industrial Code pertaining to businesses engaged in the manufacture or development of biological products other than diagnostic substances (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Market Index and the SIC Code Index on January 25, 1996 and reinvestment of all dividends). Measurement points are on January 25, 1996, March 29, 1996, June 28, 1996, September 30, 1996 and the last trading day of the year ended December 31, 1996. Prior to January 25, 1996, the Company's Common Stock was not registered under the Exchange Act.

        Measurement Period                                      Nasdaq Market
      (Fiscal Year Covered)                 Hybridon Inc            Index          SIC Code Index
1/25                                               100                 100                 100
3/29                                             85.71               96.32              103.98
6/28                                            111.31               92.75              111.68
9/30                                             73.81              101.47              114.76
12/31                                            55.95               94.51              120.16

              PROPOSAL 2 -- APPROVAL OF 1997 STOCK INCENTIVE PLAN

     On March 20, 1997, the Board of Directors adopted, subject to stockholder approval, the 1997 Plan. Up to 3,000,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1997 Plan.

     Currently, 4,625 shares remain available for stock option grants under the Company's 1995 Plan. The Board of Directors believes that the continued growth and profitability of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key personnel.

     The following is a summary of the material provisions of the 1997 Plan:

DESCRIPTION OF AWARDS

     The 1997 Plan provides for the grant of options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("incentive stock options"), options not intended to qualify as incentive stock options ("nonstatutory stock options"), restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively "Awards").

  Incentive Stock Options and Nonstatutory Stock Options

     Optionees receive the right to purchase a specified number of shares of Common Stock at some time in the future at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting power of the Company). The 1997 Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

  Restricted Stock Awards

     Restricted Stock Awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

  Other Stock-Based Awards

     Under the 1997 Plan, the Board has the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

ELIGIBILITY TO RECEIVE AWARDS

     Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 1997 Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the 1997 Plan may not exceed 500,000 shares per calendar year.

     As of February 28, 1997, approximately 254 persons were eligible to receive Awards under the 1997 Plan, including all of the Company's employees and consultants, and the Company's three executive officers and seven non-employee directors. The granting of Awards under the 1997 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

ADMINISTRATION

     The 1997 Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1997 Plan and to interpret the provisions of the 1997 Plan. Pursuant to the terms of the 1997 Plan, the Board of Directors may delegate authority under the 1997 Plan to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. The Board has authorized the Compensation Committee to administer certain aspects of the 1997 Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the 1997 Plan, the Board of Directors, the Compensation Committee, or any other committee or executive officer to whom the Board delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

     The Board of Directors is required to make appropriate adjustments in connection with the 1997 Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other Acquisition Event (as defined in the 1997 Plan), the 1997 Plan provides that the vesting of all outstanding Options or other stock-based Awards will accelerate, making them fully exercisable prior to or upon consummation of the Acquisition Event.

     If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the 1997 Plan.

AMENDMENT OR TERMINATION

     No Award may be made under the 1997 Plan after March 20, 2007, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 1997 Plan, except that no outstanding Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company's stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 1997 Plan and with respect to the sale of Common Stock acquired under the 1997 Plan.

  Incentive Stock Options

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

  Nonstatutory Stock Options

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises of a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

  Restricted Stock Awards

     A participant will not recognize taxable income upon the grant of a restricted stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

  Other Stock-Based Awards

     The tax consequences associated with any other stock-based Award granted under the 1997 Plan will vary depending on the specific terms of such Award, including whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, the applicable holding period and the participant's tax basis.

  Tax Consequences to the Company

     The grant of an Award under the 1997 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1997 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1997 Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition or a
Section 83(b) Election. Any such deduction will be subject to the limitations of
Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the 1997 Plan who are employees or otherwise subject to withholding in connection with the exercise of a nonstatutory stock option or a Section 83(b) Election.

BOARD RECOMMENDATION

     The Board of Directors believes that the 1997 Stock Incentive Plan is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

            PROPOSAL 3 -- RATIFICATION OF THE SELECTION OF AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as auditors of the Company for the year ending December 31, 1997, subject to ratification by stockholders at the Meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the matter. A representative of Arthur Andersen LLP, which served as auditors for the year ended December 31, 1996, is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal that a stockholder intends to present at the 1998 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, 620 Memorial Drive, Cambridge, Massachusetts 02139, no later than December 19, 1997 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

     The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                            By Order of the Board of Directors,

                                            ANTHONY J. PAYNE, Secretary

April 21, 1997

                                                                     Exhibit A
                                                                     ---------



                                 HYBRIDON, INC.

                            1997 STOCK INCENTIVE PLAN
                            -------------------------


1.   Purpose
     -------

     The purpose of this 1997 Stock Incentive Plan (the "Plan") of Hybridon, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any present or future subsidiary corporations of the Company as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") (a "Subsidiary").

2.   Eligibility
     -----------

     All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, or other stock-based awards (each, an "Award") under the Plan. Any person who has been granted an Award under the Plan shall be deemed a "Participant".

3.   Administration, Delegation
     --------------------------

     (a) ADMINISTRATION BY BOARD OF DIRECTORS. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable from time to time. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No member of the Board shall be liable for any action or determination relating to the Plan. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith.

     (b) DELEGATION TO EXECUTIVE OFFICERS. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

     (c) APPOINTMENT OF COMMITTEES. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). For so long as the common stock, $.001 par value per share (the "Common Stock"), of the Company is registered under the Securities Exchange Act of 1934 (the "Exchange Act"), the Board shall appoint one such Committee of not less than two members, each member of which shall be an "outside director" within the meaning of Section 162(m) of the Code and a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act." All references in the Plan to the "Board" shall mean a Committee or the Board or the executive officer referred to in Section 3(b) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

4.   Stock Available For Awards
     --------------------------

     (a) NUMBER OF SHARES. Subject to adjustment under Section 4(c), Awards may be made under the Plan for up to 3,000,000 shares of Common Stock. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) PER PARTICIPANT LIMIT. Subject to adjustment under Section 4(c), the maximum number of shares with respect to which an Award or Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

     (c) ADJUSTMENT TO COMMON STOCK. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding

Option (as defined below), (iii) the repurchase price per security subject to each outstanding Restricted Stock Award (as defined below), and (iv) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 4(c) applies and Section 8(e)(1) also applies to any event, Section 8(e)(1) shall be applicable to such event, and this Section 4(c) shall not be applicable.

5.   Stock Options
     -------------

     (a) GENERAL. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option shall be designated a "Nonstatutory Stock Option".

     (b) INCENTIVE STOCK OPTIONS. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

     (c) EXERCISE PRICE. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

     (d) DURATION OF OPTIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

     (e) EXERCISE OF OPTION. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

     (f) PAYMENT UPON EXERCISE. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1) in cash or by check, payable to the order of the Company;

          (2) except as the Board may otherwise provide in an Option Agreement, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

          (3) to the extent permitted by the Board and explicitly provided in the Option Agreement (i) by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by the Board in good faith ("Fair Market Value"), which Common Stock was owned by the Participant at least six months prior to such delivery, (ii) by delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (iii) by payment of such other lawful consideration as the Board may determine; or

          (4) any combination of the above permitted forms of payment.

6.   Restricted Stock
     ----------------

     (a) GRANTS. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a "Restricted Stock Award").

     (b) TERMS AND CONDITIONS. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.   Other Stock-based Awards
     ------------------------

     The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

8.   General Provisions Applicable to Awards
     ---------------------------------------

     (a) TRANSFERABILITY OF AWARDS. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

     (b) DOCUMENTATION. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

     (c) BOARD DISCRETION. Except as otherwise provided by the Plan, each type of Award may be made alone or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

     (d) TERMINATION OF STATUS. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

     (e) Acquisition Events
         ------------------

          (1) CONSEQUENCES OF ACQUISITION EVENTS. Except to the extent otherwise provided in the instrument evidencing the Award or in any other agreement between the Participant and the Company:

               (A) Upon the occurrence of an Acquisition Event,

                    (i) all Restricted Stock Awards then outstanding shall become immediately free of all restrictions; and

                    (ii) all other stock-based Awards other than Options and stock appreciation rights shall become immediately exercisable, realizable or vested in full, or shall be immediately free of all restrictions or conditions, as the case may be.

               (B) Upon the execution by the Company of an agreement to effect an Acquisition Event other than a Change of Control Event, all Options and stock appreciation rights then outstanding shall become immediately exercisable in full upon the occurrence of the Acquisition Event or such earlier date as may be specified by the Board by written notice to the Participants, and the Board may take one or both of the following actions with respect to then outstanding Options and stock appreciation rights: (I) provide that such Options and stock appreciation rights shall be assumed, or equivalent Options or stock appreciation rights be substituted by the acquiring or succeeding corporation (or an affiliate thereof), or (II) upon written notice to the Participants, provide that all then unexercised Options and stock appreciation rights will terminate to the extent not exercised by the Participants prior to the consummation of such Acquisition Event or such earlier date as may be specified by the Board by written notice to Participants.

               (C) Upon the occurrence of a Change of Control Event, all Options and stock appreciation rights then outstanding shall become immediately exercisable in full.

     An "Acquisition Event" shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;
(b) any sale of all or substantially all of the assets of the Company; (c) the complete liquidation of the Company; or (d) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company (an event specified in this clause (d) being referred to as a "Change of Control Event").

          (2) ASSUMPTION OF OPTIONS UPON CERTAIN EVENTS. The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

     (f) WITHHOLDING. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

     (g) AMENDMENT OF AWARD. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

     (h) CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

     (i) ACCELERATION. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of all restrictions or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

9.       Miscellaneous
         -------------

     (a) NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

     (b) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

     (c) EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant designated as subject to Section 162(m) by the Board shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company's stockholders. No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

     (d) AMENDMENT OF PLAN. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no Award granted to a Participant designated as subject to 162(m) by the Board after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award (to the extent that such amendment to the Plan was required to grant such Award to a particular Participant), unless and until such amendment shall have been approved by the Company's stockholders.

     (e) STOCKHOLDER APPROVAL. For purposes of this Plan, stockholder approval shall mean approval by a vote of the stockholders in accordance with the requirements of Section 162(m) of the Code.

     (f) GOVERNING LAW. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.


                                                 Adopted by the Board of
                                                 Directors on March 20,
                                                 1997.

                                                 Approved by the
                                                 stockholders of the Company
                                                 on                     .
                                                    --------------------

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s).      Please mark    [X]
If no other indication is made, the proxies shall vote "For" proposal numbers 1, 2 and 3.                      your votes as
                                                                                                               indicated in
                                                                                                               this example

1) Election of Class II Directors.      Nominees: Mohamed A. El-Kherejii, Jerry A. Weisbach,    2) Approval of the adoption of the
                                        James B. Wyngaarden and Paul C. Zamerecnik                 Company's 1997 Stock Incentive
                               For                                                                 Plan.
                               All      If you do not wish your shares voted "FOR" a particular
                                        nominee, mark the "For All Except" box and strike a          FOR    AGAINST    ABSTAIN
         FOR   Withhold    Except       line through the nominee(s) name. Your shares will be        [ ]      [ ]       [ ]
         [ ]     [ ]         [ ]        voted for the remaining nominee(s).

3) Ratification of selection of independent          A vote FOR the director nominees and FOR          Mark box at right if   [ ]
                                                     proposal numbers 2 and 3 is recommended           comments or address
                                                     by the Board of Directors.                        change have been noted
         FOR    AGAINST    ABSTAIN                                                                     on the reverse side
         [ ]      [ ]       [ ]                                                                        of this card.

                                                                                       Please be sure to sign and date this Proxy.
                                                                              ------
                                                                                       Please sign this proxy exactly as your name
                                                                                       appears hereon. Joint owners should each sign
                                                                                       personally. Trustees and other fiduciaries
                                                                                       should indicate the capacity in which they
                                                                                       sign. If a corporation or partnership, this
                                                                                       signature should be that of an authorized
                                                                                       officer who should state his or her title.

                                                                                       Date:
                                                                                            ---------------------------------------

                                                                                       --------------------------------------------
                                                                                       Stockholder sign here     Co-owner sign here

                                                                                       PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND
                                                                                       RETURN PROMPTLY IN ENCLOSED ENVELOPE.

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                            *FOLD AND DETACH HERE*


                                HYBRIDON, INC.


Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require you immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on May 19, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Hybridon, Inc.

                                HYBRIDON, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                Annual Meeting of Stockholders - May 19, 1997


Those signing on the reverse side , revoking prior proxies, hereby appoint(s)
E. Andrews Grinstead, III, Anthony J. Payne and David E. Redlick, or each or any of them with full power os substitution, as proxies for those signing on the reverse side to act and vote all shares of stock of Hybridon, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Stockholders of the Company and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing.


HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

--------------------------------               --------------------------------

--------------------------------               --------------------------------

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                            *FOLD AND DETACH HERE*